FORM OF AGREEMENT (AS OF FEBRUARY 2024)

Exhibit 10.8

BALCHEM CORPORATION
PERFORMANCE SHARE UNIT
GRANT AGREEMENT

2017 Omnibus Incentive Plan

This PERFORMANCE SHARE UNIT GRANT AGREEMENT (the “Agreement”) made as of this _________th day of _____________, is between Balchem Corporation, a Maryland corporation (the “Company”) and ________________ (“Grantee”).

1.Grant of PSUs. Pursuant to the Company’s 2017 Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”), the Company hereby grants to Grantee an award for a target number of ______ Performance Share Units (the “Target PSUs”). Each Performance Share Unit (“PSU”) represents the right to receive one share of the Company’s common stock, par value six and two-thirds cents ($0.06 2/3) per share (“Stock”), subject to the terms and conditions, restrictions and other provisions set forth in this Agreement and in the Plan. The number of PSUs that Grantee actually earns (the “Earned PSUs”) will depend on the extent to which the performance criteria for the award (as set forth in Section 3 hereof) have been satisfied during the Performance Period (as defined in Section 2 hereof), and may be more or less than the Target PSUs based on the level of performance achieved. Any Target PSUs in excess of the Earned PSUs shall be forfeited as of the last day of the Performance Period. Any capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan. This grant of PSUs is subject to Grantee’s execution and delivery to the Company of a copy of this Agreement. Grantee is not required to pay any purchase price for the PSUs.

2.Performance Period. The performance period for this award is January 1, [insert year 1] through December 31, [insert year 3] (the “Performance Period”).

3.Performance Criteria. _____________ shares of the Target PSUs are granted with respect to the Company’s EBITDA growth performance (as recorded by the Company) for the Performance Period and ____________ shares of the Target PSUs are granted with respect to the Company’s relative Total Shareholder Return (TSR) as compared to the TSR of the constituents of the Russell 2000 market index for the Performance Period. Additional detail regarding the vesting criteria is set forth as Exhibit A to this Agreement. The Committee shall have absolute discretion to determine the manner of making the calculations called for under this Section 3 and the extent to which the performance criteria set forth in this Section 3 have been attained, and its determination shall be final, conclusive and binding on Grantee. In addition, the Committee shall retain absolute discretion to reduce the number of Earned PSUs that will be treated as earned by Grantee based on such factors as the Committee may deem appropriate in its sole discretion.

4.Time-Vesting Requirement. The PSUs are subject to forfeiture until they vest. Unless they vest on an earlier date as provided in Section 5 hereof, the Earned PSUs will vest on the date that the Committee determines the number of Earned PSUs under Section 3 hereof, provided that Grantee has remained in continuous employment with the Company and/or the other members of the Group through such vesting date. Except in circumstances where a different treatment is provided in Section 5 hereof, in the event of Grantee’s termination of employment with the Company and/or the other members of the Group (whether by Grantee or by his or her employer) all of Grantee’s PSUs (whether or not Earned PSUs) which have not vested prior to such termination of employment will be forfeited.

5.Acceleration of Vesting. Notwithstanding the vesting date set forth in Section 4 hereof, the PSUs shall vest upon the following events, and shall be deemed Earned PSUs to the extent set forth below.

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

(a)    Death or Disability. In the event of Grantee’s death while employed by the Company or any other member of the Group, or if the Grantee ceases to be employed by the Company and all other members of the Group by reason of his or her Disability (as such term is defined below), the number of PSUs that shall vest (and be deemed to be Earned PSUs) at the end of the Performance Period shall be the number of whole PSUs equal to the product of (A) 1/36th of the total number of Earned PSUs determined by the Committee under Section 3 hereof at the end of the Performance Period and (B) the number of full months of Grantee’s continuous employment with the Company and/or the other members of the Group from the beginning of the Performance Period to the date of Grantee’s death or Disability, as the case may be. To the extent vested, such PSUs shall be settled in accordance with Section 7 hereof, and all PSUs not so vested shall be forfeited. For the purposes of this Agreement, the term “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code or successor statute.

(b)    Retirement. In the event of Grantee’s Retirement (as such term is defined below) from the Company or any other member of the Group on or following the first anniversary of the date of grant of the PSUs, the number of PSUs that shall vest (and be deemed to be Earned PSUs) at the end of the Performance Period shall be the number of whole PSUs equal to the product of (A) 1/36th of the total number of Earned PSUs determined by the Committee under Section 3 hereof at the end of the Performance Period and (B) the number of full months of Grantee’s continuous employment with the Company and/or the other members of the Group from the beginning of the Performance Period to the date of Grantee’s Retirement. To the extent vested, such PSUs shall be settled in accordance with Section 7 hereof, and all PSUs not so vested shall be forfeited. For the avoidance of doubt, in the event of Grantee’s Retirement from the Company or any other member of the Group prior to the first anniversary of the date of grant of the PSUs, all of Grantee’s PSUs will be forfeited. For purposes of this Agreement, the term “Retirement” shall mean termination of employment, with no less than one (1) year’s prior notice to the Company (unless otherwise agreed to by the Company), at a time when the sum of Grantee’s age and years of service is at least seventy (70), provided that Grantee has at least ten (10) years of service.

(c)    Change in Control. The treatment of the PSUs in the event of a Change in Control (as defined in the Plan) shall be governed by the terms of the Plan.

(d)    Committee Discretion. The Committee shall have absolute discretion to determine the date and circumstances of Grantee’s termination of employment or of the occurrence of Disability or a Change in Control, and its determination shall be final, conclusive and binding.

6.Voting and Dividends Equivalents.

(a)    Voting; Rights as Stockholder. Grantee shall have no voting rights or other rights as a stockholder with respect to the PSUs or the shares of Stock underlying the PSUs.

(b)    Dividend Equivalents. Grantee shall have the right to receive dividend equivalents with respect to the PSUs (to the extent they are Earned PSUs) equal to the cash dividends paid on the Company’s Stock. If the Company declares a cash dividend on its Stock, Grantee will be entitled to be credited with dividend equivalent units equal to (i) the amount of such dividend declared and paid with respect to one share of Stock, multiplied by (ii) the number of Target PSUs subject to this Agreement plus the number of dividend equivalent units previously credited with respect to such Target PSUs, that are outstanding on the applicable dividend payment date, divided by (iii) the Fair Market Value of a share of Stock on the dividend payment date. Dividend equivalent units will not be credited with interest. Each dividend equivalent unit represents one share of Stock, and will be paid in shares of Stock at the same time and to the same extent to which the Company issues the shares of Stock underlying the PSUs with respect to which they were credited. (In other words, if the PSUs are earned at the Target level, 100% of the dividend equivalent units will be paid; if the PSUs are earned at Threshold level, 50% of the dividend equivalent units will be paid; and if the PSUs are earned at

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

Maximum level, 200% of the dividend equivalent units will be paid.) Subject to the restrictions contained in the Plan, the Committee may prospectively change the method of crediting dividend equivalent units as it, in its sole discretion, determines appropriate from time to time.

7.Settlement of PSUs. Grantee’s PSUs that vest under this Agreement will be settled on the date the Committee determines the number of Earned PSUs under Section 3 hereof, but in no event later than the March 15 of the calendar year after the calendar year in which the Performance Period ends. On (or as soon as practicable after) the settlement date of a PSU, the Company will deliver to Grantee (or record Grantee as the owner on the Company’s books) one share of Stock for each of Grantee’s PSUs and dividend equivalent units being settled on such date. The Stock delivered upon the settlement of Grantee’s PSUs and dividend equivalent units will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture. The shares of Stock delivered upon such settlement will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

8.Restrictions on Transfer of PSUs. Grantee may not sell, transfer, assign, or pledge Grantee’s PSUs or any rights under this Agreement. Notwithstanding the foregoing, Grantee may designate one or more members of Grantee’s immediate family or a trust whose beneficiaries are exclusively one or more members of Grantee’s immediate family to receive Grantee’s PSUs upon Grantee’s death. For purposes of this Agreement, the term “immediate family” shall mean the spouse, lineal descendant, father, mother, brother or sister of Grantee. In the absence of any such designation, shares of Stock that Grantee is entitled to receive upon his/her death shall instead be delivered to the legal representative of Grantee’s estate.

9.Adjustments for Stock Splits, Stock Dividends, etc. In the event of any stock split-up, stock dividend, stock distribution or other reclassification of Stock, the number of Grantee’s Target PSUs shall be appropriately adjusted to prevent enhancement or dilution of benefits, and Grantee’s Earned PSUs shall be determined with respect to such adjusted number. In addition, the Committee has the authority, in its discretion, to make changes to the PSUs to reflect a corporate transaction, such as a merger of the Company into another corporation, any consolidation of the Company with another company, any separation of the Company, any reorganization of the Company or any partial or complete liquidation of the Company.

10.Withholding. Grantee shall be required to remit to the Company, and the Company shall have the right to deduct from any compensation payable to Grantee, the amount sufficient to satisfy any federal, state or local withholding tax liability in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for payment of such withholding taxes. To the extent permitted by the Committee, and subject to any terms and conditions imposed by the Committee, Grantee may elect to have the Company’s withholding obligation for federal, state and local taxes, including payroll taxes, with respect to the PSUs satisfied (i) by having the Company withhold from the shares otherwise deliverable to Grantee shares of Stock having a value equal to the amount of such withholding obligation with respect to the Stock or (ii) by delivering to the Company shares of unrestricted Stock. Alternatively, the Committee may require that a portion of shares of Stock otherwise deliverable be withheld and applied to satisfy the statutory withholding obligation with respect to the PSUs.

11.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

12.Amendment. No provision of this Agreement shall be amended, either generally or in any particular instance, except in a writing signed by the Company and Grantee.

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

13.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, and permitted transferees.

14.No Rights to Employment. Nothing contained in this Agreement or the Plan shall be construed as giving Grantee any right to be retained, in any position, as an employee of or consultant or advisor to the Company.

15.Notices. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery, delivery by Federal Express or other recognized overnight delivery service or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, if to the Company at its executive offices and if to Grantee at the address shown beneath his or her signature to this Agreement, or in either case at such other address or addresses as either party shall designate to the other in accordance with this Section.

16.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

17.Entire Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

18.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles. The Company and Grantee hereby (a) agree that any action, suit or other proceeding arising out of or based upon this Agreement shall be brought in the courts of the State of Maryland or any federal court located in such state, and (b) irrevocably consent and submit to the exclusive jurisdiction of such courts for the purpose of any such action, suit or proceeding.

19.Terms of Plan Control. The PSUs are issued pursuant to the Plan, a copy of which has been furnished to Grantee, and are subject to the Plan in all respects. Nothing contained in this Agreement shall in any way be deemed to alter or modify the provisions of the Plan and no act of the Company or its directors, officers or employees shall be deemed to be a waiver or modification of any provision of the Plan. The provisions of the Plan shall in all respects govern this Agreement. The Committee shall have authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan and this Agreement; to prescribe, amend and rescind rules and regulations relating to the Plan and this Agreement; and to make all other determinations deemed necessary or advisable for the administration of the Plan or this Agreement. The Committee’s determination on the foregoing matters shall be conclusive.

20.Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations issued thereunder. To the extent of any inconsistencies with the requirements of Section 409A, this Agreement shall be interpreted and amended in order to meet such Section 409A requirements. Notwithstanding anything contained in this Agreement or in any amendments hereto to the contrary, it is the intent of the Company to have the Plan interpreted and construed to comply with, or be exempt from, any and all provisions of Section 409A including any subsequent amendments, rulings or interpretations from appropriate governmental agencies. Without limiting the foregoing, notwithstanding the provisions of Section 7 hereof, if Grantee is a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee in accordance with Section 409A, any shares to be delivered in settlement of Grantee’s PSUs and dividend equivalent units that constitute “deferred compensation” within the meaning of Section 409A and that are otherwise payable or deliverable upon Grantee’s termination from employment (other than any payments that are permitted under Section 409A to be paid within six months following

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

termination of employment of a specified employee) shall be suspended until the six-month anniversary of Grantee’s termination of employment (or date of death, if earlier), at which time all share deliveries that were suspended shall be paid to Grantee in a lump sum. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the settlement of PSUs upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.
21.Data Privacy.

(a) Data Collection and Usage. The Company may collect, process and use certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Shares granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its address at 5 Paragon Drive, Montvale, New Jersey 07645, acts as the data controller in respect of such Data and may be contacted at DataPrivacy@balchem.com.

For Grantees in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”), the legal basis for the processing of Data is that it is necessary for the performance of the Company's contractual obligation to deliver shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, for the Company’s legitimate interests to manage and administer Grantee's participation in the Plan.

(b)    Data Disclosures. The Company transfers Data to service providers which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. Grantee may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service providers, with such agreement (where applicable) being a condition to the ability to participate in the Plan. The Company may also share Data: with its affiliates: with other businesses in connection with a substantial corporate transaction (such as a sale, merger, consolidation, initial public offering, or in the unlikely event of bankruptcy); in response to a subpoena, court order, legal process, law enforcement request, legal claim or government inquiry; to protect and defend the rights, interests, safety, and security of the Company, Grantee, or others; or for any other purposes disclosed to the Grantee at the time the Company collects the Data. The Company does not sell Data or share Data for cross-context behavioral / targeted advertising purposes.

(c)    International Data Transfers. The Company and its service providers are based in the United States, and Data may be transferred to the United States to administer the Plan as a result. Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States, and the Company complies with applicable laws that may place certain restrictions on such transfers.

For Grantees in the EEA+, the Company implements appropriate safeguards in accordance with applicable law to ensure the protection of Data outside of the EEA+, including by implementing standard contractual clauses, for which Grantees based in the EEA+ may request a copy.

(d)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and for archiving, back-up and deletion processes. This may extend beyond Grantee’s period of employment with the Company or the Employer.

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

(e)    Data Subject Rights. Depending on where Grantee is based, and subject to applicable exceptions or exemptions, Grantee may have rights to access, correct, delete, restrict processing, or port their Data and lodge complaints with competent authorities in Grantee’s jurisdiction. Grantee or Grantee’s authorized agent may contact the Company at DataPrivacy@balchem.com to exercise such rights where applicable.

22.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs or other equity awards granted by the Company, whether under the Plan or otherwise, or any other Company securities by electronic means. By accepting this grant of PSUs, whether electronically or otherwise, Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

23.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

24.Compensation Recovery. The PSUs shall be subject to the provisions of any applicable compensation recovery policy contained in the Plan or implemented by the Company, including without limitation any compensation recovery policy adopted to comply with the requirements of applicable law, to the extent set forth in such compensation recovery policy.

25.Parachute Payments.

(a)    Grantee shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Grantee (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates) (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by Grantee exceeds the net after-tax benefit that would be received by Grantee if no such reduction was made. If a reduction in payments or benefits constituting “parachute payments” is necessary under the preceding sentence, the reduction shall be made in the manner that results in the greatest economic benefit for Grantee.

(b)    The “net after-tax benefit” shall mean (i) the Payments that Grantee receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Grantee with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Grantee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in Section 25(a) above.

(c)    The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such change in control, change of ownership or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

(d)    The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Grantee within thirty (30) calendar days after the date on which Grantee’s right to a Payment is triggered (if requested at that time by the Company or Grantee) or such other time as reasonably requested by the Company or Grantee. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Grantee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BALCHEM CORPORATION

By:
Theodore L. Harris
Chairman, President and CEO

GRANTEE:

                        (Signature)

Print Name:    ____________________________________

Address:

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

Exhibit A
Performance Metrics Table
EBITDA Metric (50% of Target PSU Award)

	Below Threshold	Threshold	Target	Maximum
EBITDA Growth [insert year 1 - year 3]	below [•]%	[•]% ([•]% of Target)	[•]% ([•]% of Target)	[•]% ([•]% of Target)
Payout (Percentage of EBITDA-Based Target PSUs)	0%	[•]%	[•]%	[•]%
Note:     Awards for results between points above threshold will be interpolated on straight-line basis.

Relative TSR Metric (50% of Target PSU Award)
The PSUs based on TSR (“TSR PSUs”) that shall become earned and payable, if any, will be based on the Company’s TSR for the Performance Period relative to the TSRs of the Peer Companies (as defined below), as determined by the Compensation Committee. The TSR PSUs that shall become earned and payable, if any, following the end of the Performance Period shall be determined by multiplying the number of PSUs granted by the “Earned Percentage,” as determined below, provided that the maximum Earned Percentage for the Performance Period shall be 200% and subject to certain caps described below. Any PSUs that do not become earned at the end of the Performance Period will be forfeited. [TO BE INSERTED IF APPLICABLE: Further, except as provided under Section 5 of the Agreement, shares of the Company’s common stock earned as vested TSR PSUs shall be subject to a mandatory holding period of one year from the vesting date, during which period the Grantee may not sell, transfer, or otherwise dispose of the shares, other than to cover required withholding taxes due upon the settlement of the vested TSR PSUs.]

(a)“TSR” means, for the Company and each of the Peer Companies, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

(b)“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

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(c)“Opening Average Period” means the sixty (60) calendar days ending on the day immediately preceding the first day of the Performance Period.

(d)“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of a company’s common stock purchasable with dividends declared on such company’s common stock to that point during the Opening Average Period and the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

(e)“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

(f)“Closing Average Period” means the sixty (60) calendar days ending on the last day of the Performance Period.

(g)“Share Value” means, with respect to a given trading day, the closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.

(h)“Peer Companies” means the constituents of the Russell 2000 Index as of the first day of the Performance Period. The Peer Companies may be changed as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

(ii)     In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)     In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

(iv)     In the event a Peer Company files for bankruptcy, regardless of whether the Peer Company is still trading on a market where an independent price can be determined (i.e., an over-the-counter market), it will remain a Peer Company and its TSR for the entire Performance Period shall equal negative 100%.

(v)    In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

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Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange.

(i)“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Peer Companies (including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of each of the Peer Companies will be determined as follows:

P =	N – R
N – 1

where:    “P” represents the percentile performance.

“N” represents the number of Peer Companies as of the Vesting Date.

“R” represents the Peer Company’s ranking among the Peer Companies.

Example: If there are 1,674 Peer Companies, the Peer Company that ranked 345th would be at the 79.44th percentile: 0.7944 = ((1,674 – 345) / (1674 – 1)).

(j)“Earned Percentage” means the percentage determined according to the following table:

	Below Threshold	Threshold	Target	Maximum
Relative TSR Percentile [insert year 1 – year 3]	below 25th percentile	25th percentile	50th percentile	75th percentile
Payout (Percentage of TSR-Based Target PSUs)	0%	50%	100%	200%

Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the PSUs that are earned.

Example: If the Company’s TSR was at the 66.24th percentile, the Earned Percentage would equal 164.96%.

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Limitations on the Earned Percentage: Notwithstanding the criteria in the table above, in the event the Company’s TSR over the Performance Period is negative, the Earned Percentage shall not exceed 100%.

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Appendix
to

Balchem Corporation
Performance Share Unit Grant Agreement

Country-Specific Terms and Conditions

This Appendix includes special terms and conditions applicable to Grantee if the Grantee is primarily employed in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement. If the Grantee is a citizen or resident of a country other than the one in which he or she is primarily currently working, or if the Grantee transfers employment or residency to another country after the PSUs are granted, the Company, in its discretion but subject to applicable laws, will determine the extent to which the terms and conditions set forth in this Appendix will apply to the Grantee.

This Appendix also includes information relating to exchange control, foreign asset / account reporting requirements and other issues of which the Grantee should be aware with respect to his or her participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the PSUs vest or the shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the Grantee’s particular situation. The Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Grantee is a citizen or resident of a country other than the one in which he or she is currently primarily working, or if Grantee transfers employment or residency to another country after the PSUs are granted, the information contained herein may not be applicable to Grantee.

France

PSUs Not Tax-Qualified. The PSUs are not intended to be French tax-qualified.

Language Consent. In accepting the Option, Grantee confirms having read and understood the documents relating to the Option (the Plan and the Award Agreement including this Appendix), which were provided in English. Grantee accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Grantee confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan, le Contrat d’Attribution incluant cette Annexe), qui ont été remis en langue anglaise. Le Grantee accepte les termes de ces documents en conséquence.

Foreign Asset/Account Reporting Information. Grantee is required to report any shares and foreign bank accounts, including accounts closed during the tax year, to the French tax authorities when filing his or her annual tax return.

FORM OF AGREEMENT (AS OF FEBRUARY 2024)

Germany

Exchange Control Information. Grantee must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). The report must be filed electronically by the 5th day of the month following the month in which the payment occurred. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de). Grantee should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.

Sole Contractual Relationship. Grantee understands that the PSUs are offered solely by the Company and not by any other member of the Group or entity that may be employing Grantee from time to time. Only the terms and conditions of the Plan and this Agreement shall govern the Agreement as well as the PSUs as a contractual relationship solely between Company and Grantee.

Language Consent. In accepting the PSUs, Grantee confirms having read and understood the documents relating to the PSUs (the Plan and the Award Agreement including this Appendix), which were provided in English. Participant accepts the terms of those documents accordingly.

Einwilligung zur Sprache. Mit der Annahme der PSUs bestätigt der Teilnehmer, dass er die mit den PSUs zusammenhängenden Dokumente (den Plan und diese Zuteilungsvereinbarung einschließlich dieses Anhangs), die jeweils in englischer Sprache zur Verfügung gestellt wurden, gelesen und verstanden hat. Der Teilnehmer akzeptiert die Bedingungen dieser Dokumente entsprechend.

Netherlands

Language Consent. In accepting the PSUs, Grantee confirms having read and understood the documents relating to the PSUs (the Plan and the Award Agreement including this Appendix), which were provided in English. Grantee accepts the terms of those documents accordingly.

Instemming taal. Met het accepteren van de prestatieaandelen (PSU’s), bevestigt de Deelnemer dat hij/zij de documenten met betrekking tot de prestatieaandelen (het Plan en de toekenningsovereenkomst inclusief deze Bijlage), die in het Engels zijn opgesteld, heeft gelezen en begrepen. De deelnemer aanvaardt de voorwaarden van deze documenten dienovereenkomstig.

Norway

Tax information: Grantees who acquire shares will be required to report certain information related to their holdings with their annual tax return. Grantee should consult with Grantee’s personal tax or legal advisor, as appropriate, regarding any reporting requirements with respect to any shares acquired upon settlement of their award.

Language Consent: In accepting the PSUs, Grantee confirms having read and understood the documents relating to the PSUs (the Plan and the Award Agreement including this Appendix), which were provided in English. Grantee accepts the terms of those documents accordingly.

Språksamtykke: Ved å akseptere PSU-ene bekrefter mottakeren å ha lest og forstått dokumentene knyttet til PSU-ene (planen og tildelingsavtalen, inkludert dette vedlegget), som ble gitt på engelsk. Mottakeren godtar vilkårene i disse dokumentene tilsvarende.